As filed with the Securities and Exchange Commission on November 15, 2011

Registration No. 2-94198

Registration No. 33-37553

Registration No. 33-88946

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENFORD CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1221360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7094 South Revere Parkway

Centennial, Colorado 80112-3932

(Address of principal executive offices, including zip code)

PENFORD CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

(Full title of the plan)

Christopher L. Lawlor

Vice President - Human Resources,

General Counsel and Secretary

Penford Corporation

7094 South Revere Parkway

Centennial, Colorado 80112-3932

(303) 649-1900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements (collectively referred to herein as the “Registration Statements”):

•

the Registration Statement on Form S-8 (File No. 33-37553) of Penford Corporation (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 1990 to register shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), as well as an indeterminate amount of interests (the “Plan Interests”) to be offered or sold pursuant to the Company’s Savings and Stock Ownership Plan (the “Plan”);

•

the Registration Statement on Form S-8 (File No. 33-88946) of the Company filed with the SEC on January 30, 1995 to register additional shares of Common Stock to be offered or sold pursuant to the Plan; and

•

the Registration Statement on Form S-8 (File No. 2-94198) of the Company (which was previously known as Penwest, Ltd.) filed with the SEC on November 6, 1984, to register shares of the Common Stock pursuant to the Plan.

Effective as of October 14, 2011, the Plan was amended to provide that employee contributions may no longer be invested in the Company’s Common Stock fund. Therefore, the Plan Interests are exempt from registration. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to each of the Registration Statements to deregister all Plan Interests registered pursuant to the Registration Statements that remain unsold as of the date hereof. In addition, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister all shares of the Company’s Common Stock that were registered pursuant to each of the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on the 15th day of November, 2011.

PENFORD CORPORATION

By:	/s/ Christopher L. Lawlor
Christopher L. Lawlor
Vice President – Human Resources, General
Counsel & Secretary

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Thomas D. Malkoski, Steven O. Cordier, Christopher L. Lawlor and Margaret Von der Schmidt, or any of them, as attorneys in-fact with the power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments with exhibits thereto, and any other documents in connection with the Registration Statements or this Post-Effective Amendment No. 1 to the Registration Statements with the SEC and hereby ratifies and confirms all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on the 26th day of October , 2011.

Signature	Title

/s/ Thomas D. Malkoski Thomas D. Malkoski	President, Chief Executive Officer and Director (principal executive officer)

/s/ Steven O. Cordier Steven O. Cordier	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Paul H. Hatfield Paul H. Hatfield	Chairman of the Board of Directors

/s/ William E. Buchholz William E. Buchholz	Director

/s/ Jeffrey T. Cook Jeffrey T. Cook	Director

/s/ R. Randolph Devening R. Randolph Devening	Director

/s/ John C. Hunter John C. Hunter III	Director

/s/ Sally G. Narodick Sally G. Narodick	Director

/s/ Edward F. Ryan Edward F. Ryan	Director

/s/ James E. Warjone James E. Warjone	Director

/s/ Matthew Zell Matthew M. Zell	Director

Pursuant to the requirements of the Securities Act, the trustee (or other person who administers the employee benefit plan) has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on the 15th day of November , 2011.

PENFORD CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

By:	Penford Corporation, the Plan Administrator

	By:	/s/ Christopher L. Lawlor
Christopher L. Lawlor
Vice President – Human Resources, General Counsel & Secretary